Exhibit 3a.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

BRISTOL-MYERS SQUIBB COMPANY

This Amended and Restated Certificate of Incorporation of Bristol-Myers Squibb Company, originally incorporated as Bristol-Myers Company, was duly proposed by the board of directors of the corporation and adopted by the stockholders in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The original Certificate of Incorporation was filed with the Delaware Secretary of State on August 11, 1933.

FIRST: The name of the corporation is “Bristol-Myers Squibb Company”.

SECOND: The location of the registered office of the corporation in the State of Delaware is and shall be located at No. 1209 Orange Street in the City of Wilmington, County of New Castle, and the name and address of its registered agent is and shall be The Corporation Trust Company, No. 1209 Orange Street, Wilmington, Delaware.

THIRD: The nature of the business, objects and purposes to be transacted, promoted or carried on by the corporation are as follows:

(a) To manufacture pharmaceutical preparations, surgical dressings and appliances, toilet articles, druggists’ supplies and sundries, chemicals and other compounds and commodities, to sell the same, to purchase supplies for the same and other supplies, and to export or import such supplies or manufactured articles;

(b) To adopt, apply for, obtain, register, purchase, lease or otherwise acquire, and to maintain, protect, hold, use, own, exercise, develop, operate and introduce, and to sell, grant licenses or other rights in respect of, assign or otherwise dispose of or turn to account any trade-marks, trade-names, patents, patent-rights, copyrights and distinctive marks and rights analogous thereto, and inventions, improvements, processes, formulas and the like, including such thereof as may be covered by, used in connection with, or secured or received under, Letters Patent of the United States of America and elsewhere, or otherwise, which may be deemed capable of use in connection with any of the purposes of said corporation herein stated; and to acquire, use, exercise or otherwise turn to account licenses in respect of any trade-marks, trade-names, patents, patent-rights, copyrights, inventions, improvements, processes, formulas and the like;

(c) To hold, purchase, manufacture, sell, convey, mortgage, exchange, lease or otherwise acquire and dispose of real or personal property and rights or privileges therein, of every kind and nature, and wheresoever situated, whether within or

E-3

without the State of Delaware, suitable or convenient for the purposes of said corporation; to acquire either alone or in conjunction with others, by assignment or otherwise, leases and leasehold estates, and to assume either alone or jointly and severally or jointly or severally with one or more persons, firms or corporations all obligations in connection therewith or arising therefrom; and to erect, construct, make, improve and operate or aid or subscribe towards the erection, construction, making, improvement and operation of plants, stores, storehouses, laboratories, buildings, machinery and works of all kinds insofar as the same may appertain to, or be useful for, the conduct of the business of said corporation, but only to the extent authorized by the laws of said State of Delaware;

(d) To acquire the good will, rights and property, and the whole or any part of the assets, tangible or intangible, of any person, firm, association or corporation and to undertake or in any way assume the liabilities of any such person, firm, association or corporation, and to undertake either alone or jointly and severally or jointly or severally with one or more persons, firms or corporations, any and all obligations for or on account of which any such person, firm or corporation is liable; to pay for the said good will, rights, property and assets in cash, the stock of this company, bonds or otherwise, or by undertaking either alone or jointly and severally or jointly or severally with one or more persons, firms or corporations, the whole or any part of the liabilities of the transferor or any and all obligations for or on account of which said transferor is liable; to hold or in any manner to dispose of the whole or any part of the property so purchased; to conduct in any lawful manner the whole or any part of any business so acquired, and to exercise all the powers necessary or convenient in and about the conduct and management of such business;

(e) To acquire by purchase, subscription or otherwise, and to hold, sell, assign, transfer, exchange, mortgage, pledge or otherwise dispose of any shares of the capital stock of, or any interest in any shares of the capital stock of or voting trust certificates for any shares of the capital stock of, or any bonds or other securities or evidences of indebtedness issued or created by, any other corporation or association organized under the laws of the State of Delaware or any other state, territory, district, colony or dependency, of the United States or of any foreign country, nation or government; to pay therefor in cash or property or by assumption of liability or otherwise or to issue in exchange therefor shares of the capital stock, bonds, notes or other obligations of said corporation; and while the owner or holder of any such shares of capital stock, interest in shares of capital stock, voting trust certificates, bonds, securities, or other obligations, to possess and exercise in respect thereof any and all of the rights, powers and privileges of individual holders, including the right to vote on any shares of stock or voting trust certificates so held or owned and upon a distribution of the assets or a division of the profits of said corporation to distribute any such shares of capital stock, voting trust certificates, bonds, securities or other obligations, or the proceeds thereof, among the stockholders of said corporation;

(f) To endorse or make any guarantee respecting stocks, dividends, securities, interest, contracts or undertakings of any corporation, firm, individual, syndicate or others, and to aid any lawful enterprise:

(g) To borrow or raise moneys for any of the purposes of the corporation and, from time to time, without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes;

(h) To purchase, hold, cancel, reissue, sell or transfer shares of its own capital stock provided that it shall not use its funds or property for the purchase of shares of its own capital stock when such use would cause any impairment of its capital, and, further, that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly;

(i) To carry out all or any part of the foregoing purposes as principal, factor, agent, contractor, or otherwise, either alone or in conjunction with any person, firm, association or corporation, and in any part of the world; and in carrying on its business and for the purpose of attaining or furthering any of its objects, to make and perform contracts of any kind or description, to do such acts and things, and to exercise any and all such powers, as a natural person could lawfully make, perform, do or exercise, provided the same be not inconsistent with the laws under which said corporation was organized;

(j) To maintain offices and agencies either within or anywhere without the State of Delaware; and to conduct its business in any or all of its branches in said State and in other States of the United States, and in the District of Columbia, and in any or all territories, dependencies, colonies or possessions of the United States, and in foreign countries;

(k) To do any and all things necessary, suitable, convenient or proper for, or in connection with, or incidental to, the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or designed directly or indirectly to promote the interests of said corporation, or to enhance the value of any of its properties; and in general to do any and all things and exercise any and all powers which it may now or hereafter be lawful for said corporation to do or to exercise under the laws of the State of Delaware that may now or hereafter be applicable to the corporation;

(l) The purposes, powers and provisions set forth above shall, except when otherwise herein expressed, be in nowise limited or restricted by reference to, or inference from, any other provision contained herein, but such purposes, powers, and provisions, shall be regarded as independent purposes, powers, and provisions, and the specification of powers is not intended to be, and is not, in limitation of, but is in furtherance of, the powers granted to corporations under the laws of the State of Delaware under and in pursuance of the provisions of which said corporation has been incorporated.

FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is four billion five hundred ten million (4,510,000,000) shares consisting of:

1. 4,500,000,000 shares of Common Stock of the par value of Ten Cents ($0.10) per share, and

2. 10,000,000 shares of Preferred Stock of the par value of One Dollar ($1.00) per share.

No holder of shares of any class of stock of the corporation as such shall have any preemptive or other right to subscribe for or purchase any shares of any class of stock of the corporation, or any securities convertible into shares of stock of any class, which at any time may be issued or sold by the corporation, other than such right, if any, as the board of directors in its discretion may determine.

A description of the different classes of stock of the corporation and a statement of the designations, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, fixed by the Certificate of Incorporation, and the express grant of authority, to the board of directors to fix by resolution or resolutions certain thereof not so fixed, are as follows:

PREFERRED STOCK

The affirmative vote of the holders of at least two-thirds of the Preferred Stock at the time outstanding voting only as a class shall be required to make effective any amendment to the Certificate of Incorporation or by-laws of the corporation altering materially any existing provisions of the Preferred Stock, or authorizing a class of preferred stock ranking prior to the Preferred Stock as to dividends or assets, and the affirmative vote of the holders of at least a majority of the Preferred Stock at the time outstanding voting only as a class shall be required to make effective any amendment to the Certificate of Incorporation of the corporation authorizing the issuance of or any increase in the authorized amount of any class of preferred stock ranking on a parity with or increasing the number of authorized shares of the Preferred Stock.

If and whenever accrued dividends on the Preferred Stock shall not have been paid or declared and a sum sufficient for the payment thereof set aside, in an amount equivalent to six quarterly dividends on all shares of all series of the Preferred Stock at the time outstanding, then and in such event, the holders of the Preferred Stock, voting separately as a class, shall be entitled to elect two directors at the next annual or special meeting of the stockholders. Such right of the holders of the Preferred Stock to elect two directors may be exercised until dividends in default on the Preferred Stock shall have been paid in full or declared and a sum sufficient for the payment thereof set aside, and when so paid or provided for, then the right of the holders of the Preferred Stock to elect such number of directors shall cease, but subject always to the same provisions for the vesting of such voting rights in the case of any such future dividend default or defaults. During any time that the holders of the Preferred Stock, voting as a class, are entitled to elect two directors as hereinabove provided, the holders of any series of Preferred Stock entitled to participate with the holders of Common Stock in the election of directors shall not be entitled to participate with the holders of the Common Stock in the election of any other directors.

At any annual or special meeting of the stockholders or any adjournment thereof at which the holders of Preferred Stock shall be entitled to elect two directors, if the holders of at least a majority of the shares of the Preferred Stock then outstanding shall be present or represented by proxy, then, by vote of the holders of at least a majority of the shares then present or so represented at such meeting, the then authorized number of directors of the corporation shall be increased by two, and at such meeting, the holders of the shares of Preferred Stock, voting as a class, shall be entitled to elect the additional directors so provided for. Whenever the holders of Preferred Stock shall be divested of special voting power as herein provided, the terms of all persons elected as directors by the holders of the shares of Preferred Stock as a class shall forthwith terminate, and the authorized number of directors of the corporation shall be reduced accordingly.

The Board of Directors is hereby expressly authorized, by resolution or resolutions from time to time adopted, to provide for the issuance of the Preferred Stock in series and to fix and state, to the extent not fixed by the provisions hereinabove set forth and subject to limitations prescribed by law, the voting powers, designations, preferences and relative, participating, optional and other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof, including, but not limited to, determination of any of the following:

(a) the distinctive serial designation and the number of shares constituting the series;

(b) the dividend rate, whether dividends shall be cumulative and, if so, from which date, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

(c) the voting powers, full or limited in addition to the voting powers provided above or by law;

(d) whether the shares shall be redeemable, and if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed;

(e) the amount or amounts payable upon the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation;

(f) whether the shares shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of the series, and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the applications of such fund; and

(g) whether the shares shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made and any other terms and conditions of such conversion or exchange.

Each share of each series of Preferred Stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series.

COMMON STOCK

Except as otherwise required by law, as hereinabove provided and as otherwise provided in the resolution or resolutions, if any, adopted by the Board of Directors of the corporation with respect to any series of the Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share held by him.

Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of Preferred Stock and to the holders of outstanding shares of any other class of stock having preference over the Common Stock as to the payment of dividends the full amount of dividends and of sinking fund or retirement fund or other retirement payments if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when and if declared by the Board of Directors.

In the event of any liquidation, dissolution or winding up of the corporation, after there shall have been paid to or set aside for the holders of shares of Preferred Stock and any other class having preference over the Common Stock in the event of liquidation, dissolution or winding up the full preferential amounts to which they are respectively entitled, the holders of the Common Stock, and of any class or series of stock entitled to participate therewith, in whole or in part, as to distributions of assets, shall be entitled to receive the remaining assets of the corporation available for distribution, in cash or in kind.

Each share of Common Stock shall have the same relative rights as and be identical in all respects with all the other shares of Common Stock.

FIFTH: The amount of capital with which the corporation will commence business is one thousand dollars ($1,000).

SIXTH: The corporation is to have perpetual existence.

SEVENTH: The private property of the stockholders of the corporation shall not be subject to the payment of corporate debts to any extent whatsoever.

EIGHTH: (a) Subject to the rights under Article FOURTH hereof of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of, the retirement age of and other restrictions and qualifications for directors of the corporation shall be fixed by the by-laws of the corporation and such number, retirement age and other restrictions and qualifications may be altered only by a majority vote of the entire board of directors from time to time in the manner provided in the by-laws or by amendment thereof adopted by a majority vote of the entire board of directors or adopted by the stockholders.

Except with respect to directors who may be elected by holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, at the 2004 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2005 annual meeting of stockholders (which number of directors shall be approximately one-third of the total number of directors of the corporation); at the 2005 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2006 annual meeting of stockholders (which number of directors shall be approximately two-thirds of the total number of directors of the corporation); and at each annual meeting of stockholders thereafter, the directors shall be elected for terms expiring at the next annual meeting of stockholders. No decrease in the number of directors constituting the board of directors or change in the restrictions and qualifications for directors shall shorten the term of any incumbent director.

Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the outstanding shares of stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article EIGHTH (a).

(b) In furtherance, and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized:

1. To make, alter, amend and repeal the by-laws of the corporation;

2. To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation; and

3. From time to time to decide whether and to what extent and at what times and under what conditions and requirements the accounts and books of said corporation (other than the stock ledger) shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account book or document of the corporation except as such right may be conferred by the statutes of the State of Delaware, or by resolution of the board of directors.

The board of directors may from time to time provide and carry out and revise and change a plan or plans for the participation by all or any of the employees (including directors and officers of the corporation or of any corporations in which or in the welfare of which the corporation has any interest, and those actively engaged in the conduct of the corporation’s business or the business of its subsidiary or affiliated corporations), in the profits of the corporation or of any subsidiary or of any branch or division thereof as part of the corporation’s legitimate expenses or the expenses of such subsidiary, branch or division.

The board of directors shall have absolute discretion in the declaration of dividends out of the net profits of said corporation; and they may accumulate such profits to such extent as they may deem advisable, issue or distribute them among the stockholders, and may invest and reinvest the same in such manner as in their absolute discretion they may deem advisable.

They may set apart out of any funds of the corporation available for dividends a reserve or reserves for any proper purpose or may abolish any such reserve in the manner in which it was created.

They may by resolution or resolutions, passed by a majority of the whole board, designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in said resolution or resolutions or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may have power to authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

In the absence of fraud, no contract or other transaction between said corporation and any other corporation and no act of said corporation shall be in any way invalidated or otherwise affected by the fact that any one or more of the directors of said corporation are pecuniarily or otherwise interested in, or are directors or officers of such other corporation. Any director of said corporation individually, or any firm or association of which any director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of said corporation, provided that the fact that he individually or as a member of such firm or association is so interested shall be disclosed or shall have been known to the board of directors or a majority of the members thereof; and any director of said corporation who is also a director or officer of such other corporation or who is so interested may be counted in determining the existence of a quorum at any meeting of the board of directors or of any committee of said corporation which shall authorize any such contract or transaction and may vote thereat to authorize any such contract or transactions with like force and effect as if he were not such director or officer of such other corporation or not so interested. Any contract, transaction or act of said corporation or of the board of directors or of any committee which shall be ratified by the majority of a quorum of the stockholders of said corporation at any annual meeting or any special meeting called for such purpose shall, insofar as permitted by law, be as valid and as binding as though ratified by every stockholder of said corporation.

The corporation may in its by-laws confer powers upon its board of directors in addition to the foregoing, and in addition to the powers and authorities expressly conferred upon it by statute.

NINTH: Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law and subject to the rights under Article FOURTH hereof of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the corporation may be called only by the Chairman of the Board or by the board of directors pursuant to a resolution approved by a majority of the entire board of directors.

TENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title S of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title S of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

ELEVENTH: Both stockholders and directors shall have power, if the by-laws so provide, to hold their meetings, and to have one or more offices within or without the State of Delaware, and to keep the books of the corporation (subject to the provisions of the statutes), outside of the State of Delaware at such places as may be from time to time designated by the board of directors.

TWELFTH: The corporation reserves the right to increase or decrease its authorized capital stock and classify or reclassify the same, and to amend, change, alter or repeal any provision in this certificate of incorporation, or in any amendment thereto, in the manner now or hereafter prescribed by law, and all rights conferred upon the stockholders in this certificate of incorporation, or any amendment thereto, are granted subject to this reservation.

THIRTEENTH: Subject to the provisions of the General Corporation Law of the State of Delaware, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, subsequent to the adoption of this Article, except to the extent that such liability arises (i) from a breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) as a result of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law relating to the unlawful payment of dividends or unlawful stock purchase or redemption or (iv) any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article THIRTEENTH, nor the adoption of any provision of the Certificate of Incorporation or By-laws or of any statute inconsistent with this Article THIRTEENTH, shall eliminate or reduce the effect of this Article THIRTEENTH, in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

IN WITNESS WHEREOF, said Bristol-Myers Squibb Company has caused its corporate seal to be hereunto affixed and this certificate to be signed John L. McGoldrick, Executive Vice President and General Counsel, and attested by Sandra Leung, its Vice President and Secretary, this 20th day of May, 2005.

BRISTOL-MYERS SQUIBB COMPANY

By	/s/ John L. McGoldrick
John L. McGoldrick
Executive Vice President and
General Counsel

Attest:

By	/s/ Sandra Leung
Sandra Leung
Vice President and Secretary